Exhibit 3.11

LIMITED LIABILITY COMPANY AGREEMENT

OF

SSC (France) LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (the Agreement) of SSC (France) LLC (the Company), dated and effective as of the 16th day of January, 2008, by Carlson European Ship Investments LLC, a Delaware limited liability company, as member (the Member, and together with any other persons as may be added as members pursuant to the terms of this Agreement, the Members), shall be binding upon the Member and upon such other individuals and members as may be added pursuant to the terms of this Agreement.

1.	Formation Of The Company. By execution of this Agreement, the Member ratifies and confirms the action of Ralph W. Beha, as an authorized person in connection with the filing of a certificate of formation (the Certificate) with the Secretary of State of the State of Delaware for the purpose of forming the Company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the Act).

2.	Name Of The Company. The name of the Company to be stated in the Certificate and the limited liability company governed by this Agreement shall be “SSC (France) LLC.”

3.	Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.	Registered Office, Registered Agent. The registered office of the Company in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, in the City of Wilmington, County of New Castle, 19808 and the registered agent of the Company at such address is Corporation Service Company.

5.	Membership Shares. A Member’s share in the Company (each, a Share) shall for all purposes be personal property. No holder of Shares or Member shall have any share in specific Company assets or property, including any assets or property contributed to the Company by such Member as a part of any capital contribution. The Shares are securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York. The Shares shall be issued pursuant to 6 Del. C. § 18-702(c) and represented in certificates in such form as the Manager may from time to time approve.

6.

Capital Contributions By The Members. Shares shall be issued to the Members proportionately according to the capital contributions made by the Members. In consideration of the issuance to the Member of the number of Shares of the Company set forth on Exhibit A hereto, the Member has contributed the property set forth on Exhibit A hereto, and no other property, to the Company.

7.	Distributions. Distributions shall be made to the members at the times and in the aggregate amounts determined by the Manager. Except as otherwise provided in this Paragraph 7, such distributions shall be allocated among the Members in proportion to the Percentage Interest of each Member.

8.	Appointment and Removal of Managers. At any time, and from time to time, the Member or Members holding a majority of the Shares in the Company may elect one or more individuals to manage the Company (the Managers). The Managers shall be responsible for any and all such duties as the Members may choose to confer upon the Managers in this Agreement. Any Manager (whether an initial or a successor Manager) shall cease to be a Manager upon the earlier of (a) such Manager’s resignation or (b) such Manager’s removal pursuant to the affirmative vote of the Member or Members holding a majority of the Shares in the Company by Percentage Interest. Any vacancy in any Manager position, whether occurring as a result of a Manager resigning or being removed may be filled by appointment of a successor by the Member or Members holding a majority of the Shares in the Company by Percentage Interest in accordance with this Paragraph 10. A Manager need not be a Member or resident of the State of Delaware.

9.	Management Powers Of The Manager. Except for powers specifically reserved to the Members by this Agreement (if any) or by non-waivable provisions of applicable law (including the Act), the Company shall be managed by the Managers, acting through majority vote, as authorized agent of the Company. The Manager at office in any time shall have the full, exclusive, and absolute right, power, and authority to manage and control the Company and the property, assets, and business thereof. Subject to the restrictions specifically contained in this Agreement, the Managers, acting through majority vote, may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, performance of any and all acts the Manager may deem necessary or appropriate to Company’s business.

10.	Limitations on Authority. The authority of the Manager over the conduct of the affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

11.	Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

12.	Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the members, or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

13.	Transferability of Shares. A Member may assign in whole or in part its Share without the consent of any other Member, provided that the transferee of such Share shall be bound by the terms of this Agreement.

14.	Admission of Additional Members. Except as provided in this Paragraph 14, one (1) or more additional Members of the Company may be admitted to the Company with the consent of all of the Members.

15.	Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any Member, Manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member, Manager, officer or employee of the Company.

16.	Consents. Any action that may be taken by the Member or Members at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by or on behalf of the Member or Members holding sufficient Percentage Interest to authorize or approve such action at such meeting.

17.	Amendments. Except as otherwise provided in this Agreement, this Agreement may be amended only by an affirmative vote of the Member or Members holding a majority of the Shares in the Company by Percentage Interest.

18.	Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware.

19.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together, shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the party hereto has made this Agreement effective as of the date and year first above-written.

CARLSON EUROPEAN SHIP INVESTMENTS LLC

By:	/s/ Ralph W. Beha
Name: Ralph W. Beha
Title: Secretary

Signature Page to LLC Agreement

EXHIBIT A

INITIAL MEMBERS:

Name & Address	Capital Contribution	Number of Shares

Carlson European Ship Investments, LLC 380 Jackson Street Suite 700 St. Paul, MN 55101	$1.00	1

Carlson European Ship Investments, LLC 380 Jackson Street Suite 700 St. Paul, MN 55101	(i) Member’s 100% interest in Regent (France) SAS, a French limited liability company; (ii) Member’s 50% equity interest in Radisson Seven Seas France SNC, a partnership organized under the laws of France (SNC); and (iii) an inter-company receivable from SNC in the amount of €4,400,000	99

TOTAL		100